Exhibit 99.3


Spiegel, Inc.
Audit Fees


In connection with the year ended December 30, 2000, the Company's independent auditors, KPMG LLP, rendered and was paid for the following services:


Audit services                $   743,000

Financial system design
 and implementation                    --

Other services                    496,100

                              ------------
Total fees                    $ 1,239,100
                              ------------
                              ------------


As part of its duties, the Audit Committee is charged with reviewing the independent auditors' independence. In connection with this responsibility, the Audit Committee has considered the compatibility of the independent auditors' non-audit services with maintaining the independence of such auditors.